CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-69060, 33-50517, 33-50519) and in the Prospectus constituting part of the Registration Statement on Form S-3 (No. 33-69648) of Kansas City Southern Industries, Inc. of our report dated February 26, 1998, appearing on page 39 of this Form 10-K. We also consent to the incorporation by reference of our report dated February 26, 1998 related to the consolidated financial statements of DST Systems, Inc., which appears in the DST Systems, Inc. Annual Report on Form 10-K, which is incorporated in this Annual Report on Form 10-K.

/s/ Price Waterhouse LLP

PRICE WATERHOUSE LLP

Kansas City, Missouri
March 12, 1998



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